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EXHIBIT 5.1

July 20, 2005

Iteris, Inc.
1515 South Manchester Avenue
Anaheim, California 92802

  Re:
  Iteris, Inc.—Registration Statement on Form S-3 for the Resale of
  an Aggregate of 16,385,565 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Iteris, Inc., a Delaware corporation (the "Company"), in connection with the registration for resale of up to an aggregate of 16,385,565 shares of the Company's common stock, including (i) shares of common stock issuable upon exercise of another warrant issued to Castle Creek in May 2001 ("Castle Creek Warrant Shares"); (ii) shares issued pursuant to a private placement completed in August 2002 (including shares issued upon exercise of warrants issued in such private placement) (the "2002 Shares") and shares issuable upon the exercise of certain warrants dated August 2002 ("2002 Warrant Shares"); (iii) shares of common stock issued in July 2003 (the "2003 Shares") and shares of common stock issuable upon the exercise of certain warrants dated July 2003 ("2003 Warrant Shares"); (iv) shares of common stock issuable upon the exercise of certain warrants issued to Hayden Communications, Inc. (the "Hayden Shares"); (v) shares of common stock issued or issuable upon the conversion of certain subordinated convertible debentures dated May 2004 in the aggregate principal amount of $10.1 million (the "Debenture Shares") and shares of common stock issuable upon the exercise of certain warrants dated May 2004 (the "2004 Warrant Shares"); (vi) shares of common stock issued in May 2004 to DaimlerChrysler Ventures GmbH (the "DCV Shares"); (vii) shares of common stock issued in June 2004 upon an exchange completed with certain stockholders of the Company's Iteris, Inc. subsidiary (the "Exchange Shares"); (viii) shares of common stock issuable upon the exercise of certain warrants assumed by the Company in connection with the October 2004 merger with the Iteris, Inc. subsidiary (the "Assumed Warrant Shares"); (ix) shares of common stock issued to William Spreitzer upon exercise of his options (the "Spreitzer Shares"); and (x) shares of common stock issuable upon the exercise of a warrant issued to Gary Smith in May 2005 ("Smith Warrant Shares").

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the securities described above. Based on such review, we are of the opinion that (a) the 2002 Shares, 2003 Shares, the DCV Shares, the Exchange Shares and the Spreitzer Shares have been duly authorized and are legally issued and non-assessable, and to our knowledge, are fully paid; (b) if, as and when the Castle Creek Warrant Shares, 2002 Warrant Shares, 2003 Warrant Shares, the Hayden Shares, the 2004 Warrant Shares, the Assumed Warrant Shares and the Smith Warrant Shares are issued and sold (and the exercise price and other consideration therefor has been received) pursuant to the provisions of the respective warrants and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and non-assessable; and (c) if, as and when the Debenture Shares are issued pursuant to the provisions of the respective debentures and in accordance with the Registration Statement, such Debenture Shares will be duly authorized, legally issued, non-assessable and, to our knowledge, fully paid.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the

Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the securities described above.

Very truly yours,
/S/ DORSEY & WHITNEY LLP Dorsey & Whitney LLP

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  EXHIBIT 5.1